SEVERANCE AGREEMENT AND RELEASE, dated as of June 1, 1998, between Arthur S. Edell ("Edell") and IVC Industries, Inc. ("IVC").

            1. Edell and IVC agree that, effective June 1, 1998 (the "Effective Date"), Edell's employment by IVC under the Employment Agreement, effective as of January 1, 1993, between Edell and IVC (the "Employment Agreement"), including his tenure as President of IVC, has terminated as a result of his resignation. Edell agrees that, subsequent to the Effective Date, he shall not be or hold himself out as an officer or employee of IVC or any of its subsidiaries. IVC agrees that Edell's resignation shall be considered a "retirement" under IVC's stock option plans.

            2. Edell hereby resigns as a director of Vitamin Specialties Corp., a wholly owned subsidiary of IVC.

            3. Edell and IVC agree that from the Effective Date through the third anniversary of the Effective Date (the "Severance Period"), in consideration of his past services as President of IVC, IVC shall pay Edell a severance payment (the "Severance Payment") of $85,000 per annum in equal bi-weekly installments. In the event of Edell's death during the Severance Period, IVC shall pay the Severance Payment during the balance of the Severance Period to Edell's wife.

            4. During the Severance Period, Edell may accept new employment outside of IVC on a full-time or part-time basis or as a consultant. In addition, so long as Edell serves as a director of IVC, he shall receive the standard compensation granted to non-employee directors of IVC.

            5. During the Severance Period, Edell shall be entitled to participate and shall be included in IVC's Group Medical Insurance Plan, which includes medical, dental, prescription drug and vision coverage, but only if IVC's stop-loss insurance provider agrees that Edell may be covered under IVC's stop-loss insurance plan for no more than a nominal additional fee. If IVC's stop-loss insurance provider does not so agree, and if Edell elects COBRA continuation coverage, IVC agrees to reimburse Edell for any payments required to be made by him during the Severance Period for said COBRA continuation coverage.

            6. From the Effective Date through the first anniversary of the Effective Date, IVC shall reimburse Edell for his expenses associated with his use of a car and driver, in an amount not to exceed $1,200 per month.

            7. If Edell desires to sell all or a portion of his shares of IVC Common Stock, IVC agrees to register the sale of such shares on Form S-3, at IVC's expense, provided that Form S-3 may be used for the registration of such shares.

            8. Subject to the approval of IVC's lenders, IVC agrees to lend Edell $300,000 for the sole purpose of allowing Edell to exercise his option to purchase 200,000 shares of IVC Common Stock at an exercise price of $1.50 per share (the "Option"), which Option was granted to Edell on October 13, 1993, and which Option expires on October 14, 1998. Said loan shall be represented by a full-recourse note (the "Note"), in a form agreeable to IVC and its counsel, which shall (a) bear interest at a rate equal to the interest rate of IVC's loans with its principal bank, (b) be due and payable, with respect to both principal and interest, 3 years from the date of the Note or upon Edell's sale of the shares of IVC Common Stock purchased by Edell with the proceeds of said loan (the "Shares"), and (c) provide that the Shares be pledged to IVC to secure the payment by Edell to IVC of all amounts of principal and interest due and owing under the Note. Edell understands that he will recognize ordinary income for income tax purposes on any gain he realizes upon exercise of the Option, and IVC will be entitled to a corresponding deduction. Edell agrees that, upon his exercise of the Option, he will pay to IVC an amount equal to all amounts that IVC is required by law to pay over to governmental taxing authorities, including wage withholding, in respect of Edell's exercise of the Option. Edell further agrees that if for any reason payment is not made by him in accordance with the preceding sentence, IVC shall be entitled to withhold from any amounts due Edell, including, without limitation, his Severance Payment, all amounts owed by Edell pursuant to the preceding sentence.

            9. Edell acknowledges that all the payments and benefits described in Paragraphs 3 through 8 above are not required by IVC's policies and/or procedures, but constitute special severance benefits and/or settlement of all disputes.

            10. Edell agrees to cooperate fully with IVC after the Effective Date in connection with any litigations, arbitrations and governmental or other proceedings to which IVC is from time to time a party, all without any additional compensation. IVC agrees to reimburse Edell for any reasonable expenses, including attorney's fees, actually incurred by Edell in connection with any such cooperation.

            11. As a material inducement to IVC to enter into this Agreement and in consideration for the benefits received hereunder and of IVC's agreement to settle all outstanding disputes, Edell, for himself, his heirs, executors, administrators, successors and assigns, hereby fully releases, discharges and acquits IVC, its affiliated and related entities, subsidiary corporations, present and former officers and directors, employees, agents, attorneys, representatives, shareholders, successors and assigns (collectively "IVC Releasees"), from any and all claims, charges, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, which Edell may have, had, claim to have had, now has, or claim to have, which are or may be based upon facts, acts, conduct, representations, omissions, contracts, claims, events, causes, matters or things of any conceivable kind or character, whether known or unknown, existing or occurring at any time on or before the date of this Agreement based upon Edell's employment with IVC, the terms of his employment by IVC and the termination of his employment with IVC, except any rights or claims arising solely out of Edell's status as a shareholder of IVC and any right to be indemnified by IVC for his past service as an officer of IVC and his past and continuing service as a director of IVC, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, as amended, any claims arising under any federal, state or other governmental statutes, ordinances or regulations, any defamation, fraud, negligence or other tort or common law claims, claims arising under any implied or express contracts or agreements, including without limitation, the Employment Agreement, any claims for adjusted compensation, bonus, severance or vacation pay or any other form of compensation or benefit relating to his employment and the termination thereof, any claims for intentional torts, emotional distress and pain and suffering and any claims for compensatory and punitive damages.

            12. As a material inducement to Edell to enter into this Agreement and in consideration of Edell's agreement to settle all outstanding disputes, IVC hereby fully releases and discharges Edell from any and all claims, charges, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, which IVC may have, had, claim to have had, now has, or claim to have, which are or may be based upon facts, acts, conduct, representations, omissions, contracts, claims, events, causes, matters or things of any conceivable kind or character, whether known or unknown, existing or occurring at any time on or before the date of this Agreement based upon Edell's employment with IVC, the terms of his employment by IVC and the termination of his employment with IVC.

            13. Edell, for himself, his heirs, executors, administrators, successors and assigns, hereby represents and covenants that he has not instituted, and will not institute, any complaints, claims, charges or lawsuits, with any governmental agency or any court against IVC by reason of any claim, present or future, known or unknown, arising from or related in any way to his employment with IVC or the termination of such employment, or any relationship, association, or transaction to date between the parties hereto or any of their predecessors or their respective agents, employees or officers. This covenant shall not apply to actions for breach by IVC of this Agreement or to any rights or claims arising solely out of Edell's status as a shareholder of IVC or any right to be indemnified by IVC for his past service as an officer of IVC or his past and continuing service as a director of IVC.

            14. This Agreement shall not in any way be construed as an admission by IVC that it has acted wrongfully with respect to Edell or any other person, or that Edell has any rights whatsoever against IVC, and IVC specifically disclaims any liability to or wrongful acts against Edell or any other person, on the part of itself, its employees or its agents. This Agreement also shall not in any way be construed as an admission by Edell that he has acted wrongfully with respect to IVC or any other person.

            15. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other portions shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

            16. Edell has returned to IVC all Company Information and related reports, files, memoranda and records, cardkey passes, door and file keys, computer access codes, credit cards, software, new product information, blueprints, drawings, sketches, notebooks, computer programs, formulas, data, listings specifications and other physical or personal property which he received or prepared in connection with his employment with IVC, and Edell has not retained and will not retain any copies, duplicates, reproductions or excerpts thereof. The term "Company Information" as used in this Agreement means, in addition to the items set forth in the first sentence of this Paragraph 16, (a) confidential information received from third parties under confidential conditions and (b) the technical, business and financial information of IVC that IVC has treated as proprietary or confidential.

            17. Edell acknowledges that in the course of his employment with IVC he has acquired Company Information. Edell understands and agrees that such Company Information has been disclosed to him in confidence and for use by him in connection with his work for IVC. Edell understands and agrees that he (a) will keep such Company Information confidential at all times after his employment with IVC, (b) will not disclose or communicate Company Information to any third party, and (c) will not make use of Company Information on his own behalf or on behalf of any third party. When Company Information becomes generally available to the public other than by Edell's acts or omissions, it shall no longer be subject to the restrictions of this Paragraph 17; provided, however, that Company Information shall not be deemed to come under this exception merely because it is embraced by more general information which is or becomes generally available to the public. The undertaking set forth in this paragraph shall survive the termination of this Agreement and other arrangements contained in this Agreement.

            18. Edell acknowledges that he was advised by IVC to consult with an attorney of Edell's own choosing concerning the waivers contained in this Agreement, that Edell has done so and that the waivers Edell has made herein are knowing, conscious and with full appreciation that Edell is forever foreclosed from pursuing any of the rights so waived.

            19. Edell agrees not to disparage IVC, its reputation, its business, and its officers, directors and employees to any person. IVC similarly agrees not to disparage Edell, his reputation, his business expertise and his job performance at IVC to any person. For the purposes of this Paragraph 19, the term "disparage" shall mean the making of any false statement, or the rendering of any subjective opinion, whether written or oral, that belittles another person in rank or esteem. Upon a party's first violation of this Paragraph 19, the other party shall provide written notice to the violating party of such violation, which the violating party shall use its best efforts to cure. Any subsequent violation by such violating party shall be considered a breach of this Agreement. The prohibitions of this Paragraph 19 shall not apply to any statements made during a meeting of the Board of Directors of IVC.

            20. No waiver or modification of this Agreement or any term hereof shall be binding unless it is in writing and signed by the parties hereto or their expressly authorized representatives. No failure to insist upon compliance with any term, provision or condition to this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a waiver of any such term, provision or condition, or as a waiver of any other term, provision or condition of this Agreement. This Agreement shall be construed in accordance with the laws of the State of New Jersey without regard to the choice-of-law principles thereof.

            21. It is agreed and understood that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against the drafter.

            22. The parties agree not to disclose to anyone the existence of this Agreement, the circumstances surrounding it, its terms, conditions, or negotiations, including the dollar amounts set forth, except as required by law.

            23. Edell represents and acknowledges that in executing this Agreement, Edell does not rely and has not relied upon any representation or statement not set forth herein.

            24. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof, including the Employment Agreement, which prior agreements and understandings shall be of no further force or effect.

            25. Edell has a period of 21 days from the date on which a copy of this Agreement has been delivered to Edell to consider whether to sign it. In addition, in the event that Edell elects to sign and return to IVC a copy of this Agreement, Edell has a period of seven days (the "Revocation Period") following the date of such return to IVC of a signed copy, to revoke this Agreement, which revocation must be in writing and delivered to IVC within the Revocation Period. This Agreement will not be effective or enforceable until the expiration of the Revocation Period.

            26. Edell hereby acknowledges that he has read and that he understands the foregoing agreement and that he has affixed his signature hereto voluntarily and without coercion.

            PLEASE READ CAREFULLY. THIS SEVERANCE AGREEMENT AND RELEASE INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.

Executed September __, 1998

                              -------------------------------
                                      Arthur S. Edell

Executed September 2, 1998

                              IVC INDUSTRIES, INC.


                              By: /s/ E. Joseph Edell
                                  ---------------------------
                                 Name:
                                 Title: